Exhibit 10.1
ADMINISTRATION AGREEMENT
     THIS AGREEMENT is made as of this 28th day of February, 2009, by and between KAYNE ANDERSON ENERGY DEVELOPMENT COMPANY, a Maryland corporation (the “Company”), and ULTIMUS FUND SOLUTIONS, LLC (“Ultimus”), a limited liability company organized under the laws of the State of Ohio.
     WHEREAS, the Company is a closed-end, non-diversified, management investment company, and has filed an election to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”); and
     WHEREAS, the Company desires that Ultimus provide certain administrative services for the Company; and
     WHEREAS, Ultimus is willing to perform such services on the terms and conditions set forth in this Agreement;
     NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:
1. RETENTION OF ULTIMUS.
     The Company hereby retains Ultimus to act as the administrator of the Company and to furnish the Company with the services as set forth below. Ultimus hereby accepts such employment to perform such duties.
     Ultimus shall provide the Company with regulatory reporting services; shall provide all necessary office space, equipment, personnel, compensation and facilities for handling the affairs of the Company; and shall provide such other services as the Company may request that Ultimus perform consistent with its obligations under this Agreement. Without limiting the generality of the foregoing, Ultimus shall:
(a)	Consult with the Company’s officers, registered independent public accounting firm, legal counsel, custodian, accounting agent and transfer agent in establishing and maintaining the accounting policies of the Company;

(b)	Oversee the maintenance by the Company’s custodian of certain books and records of the Company as required under the 1940 Act and maintain (or oversee maintenance by such other persons as approved by the Board) such other books and records (other than those maintained by the investment adviser and other Company service providers) required by law or for the proper operation of the Company;

(c)	Review the appropriateness of and arrange for the payment of the Company’s expenses;

(d)	Oversee and review calculations of fees paid to the Administrator, the Company’s investment adviser, its custodian, and any other service providers of the Company as determined and recorded by the Company’s accounting agent;

(e)	Prepare, maintain and disseminate total return performance calculations on at least a quarterly basis;

(f)	Prepare for review and approval by officers of the Company, financial information for the Company’s quarterly, semi-annual, annual and other periodic reports, proxy statements and other communications with shareholders required or otherwise to be sent to the Company’s shareholders, and arrange for the printing and dissemination of such reports and communications to shareholders;

(g)	Prepare for review by an officer of the Company, the Company’s periodic financial reports required to be incorporated into and filed with the Securities and Exchange Commission (“SEC”) on Form 10-K, Form 10-Q and Form N-2 and such other reports, forms or filings (e.g., Form 8-K), as may be mutually agreed upon;

(h)	Prepare the financial information for certain SEC filings (e.g., proxy statements), review such filings as prepared by the Company’s counsel in their entirety and provide comments to the Company’s management and other appropriate parties (e.g., legal counsel);

(i)	Assist in the preparation and the filing of the Company’s federal, state and local income tax returns and any other required tax return;

(j)	Prepare, distribute and file with the Internal Revenue Service, Form 1099-MISC for payments made to the Company’s directors, legal counsel and independent registered public accounting firm, as applicable;

(k)	Compute the amount of dividends and distributions to be paid by the Company; ensure proper notification accompanying payment(s), if applicable, and year-end reporting of such dividends and distributions;

(l)	Develop and implement procedures to assist the investment adviser in monitoring, on a periodic basis, compliance with regulatory requirements and the Company’s investment objectives, policies and restrictions as set forth in the Company’s prospectus and as amended by the Board and by the Company’s shareholders;

(m)	Review implementation of any stock purchase or dividend reinvestment programs authorized by the Board;

(n)	Review of dividend and distribution notifications sent to Company shareholders;

(o)	Assist the Company in obtaining any required insurance;

(p)	File with the SEC the fidelity bond and arrange for the preparation of a memorandum or other appropriate correspondence that outlines the terms and conditions of such policy;

(q)	Prepare such financial information reports as may be required by any stock exchange or exchanges on which the Company’s shares are listed;

(r)	Monitor any share repurchase program the Company may engage in, including the timely reporting of such information to any stock exchange or exchanges on which the Company’s shares are listed;

(s)	Review the notice and agenda for any regularly scheduled board meetings, audit committee meeting or other meetings of committees of the board, as drafted by Company counsel or other competent parties. Such notices and agendas will be subject to the approval of Company counsel prior to the distribution to the Board or any committee members thereof;

(t)	Assist Company management and Company counsel in the coordination of the production and distribution of the board materials to the directors, officers and other directly-interested parties (e.g., legal counsel, independent registered public accounting firm) and provide meeting facilities, if necessary;

(u)	Review drafts of the minutes of meetings of the Board (including committees thereof) and shareholder meetings as prepared by Company counsel or other competent parties, incorporating comments and revisions received from Company management, Company counsel and other interested parities;

(v)	Manage the process with respect to the shareholder meetings. Specifically, arrange for the solicitation of proxies (including engaging a proxy solicitor), oversee the tabulation of votes, and provide the meeting facilities, if necessary;

(w)	Gather news and market updates on the Company;

(x)	Respond to or refer to the Company’s officers or its transfer agent, shareholder inquiries relating to the Company;

(y)	Prepare reports relating to the business and affairs of the Company as may be mutually agreed upon and not otherwise appropriately prepared by the Company’s investment adviser, its custodian, transfer agent, legal counsel or independent registered public accounting firm;

(z)	Make such reports and recommendations to the Board concerning the performance and fees’ of the Company’s other service providers as the Board may reasonably request or deem appropriate;

(aa)	Provide communication and coordination services with regard to the Company’s investment adviser, its transfer agent, custodian and other service providers that render recordkeeping or shareholder communication services to the Company;

(bb)	Provide such assistance to the Company’s investment adviser, its custodian, transfer agent, legal counsel and independent registered public accounting firm as generally may be required to properly carry on the business and operations of the Company; and

(cc)	Assist the Company with its compliance efforts related to Section 404 of the Sarbanes Oxley Act of 2002.

2. ALLOCATION OF CHARGES AND EXPENSES.
     Ultimus shall furnish at its own expense the executive, supervisory and clerical personnel and office space and equipment necessary to perform its obligations under this Agreement.
     The Company assumes and shall pay or cause to be paid all other expenses of the Company other than as stated in the preceding paragraph, including, without limitation, taxes, expenses for legal and auditing services, accounting expenses, transfer agency expenses, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing shareholders, the costs of custodial services, stock exchange listing fees, fees and out-of-pocket expenses of Directors who are not affiliated persons of Ultimus or the investment adviser to the Company, insurance premiums, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Company.
3. COMPENSATION OF ULTIMUS.
     For the services to be rendered, the facilities furnished and the expenses assumed by Ultimus pursuant to this Agreement, the Company shall pay to Ultimus compensation at an annual rate specified in Schedule A attached hereto. Such compensation shall be calculated and accrued daily, and paid to Ultimus monthly. The Company shall also reimburse Ultimus for its reasonable out-of-pocket expenses, including but not limited to the travel and lodging expenses incurred by officers and employees of Ultimus in connection with attendance at Board meetings.
     If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, Ultimus’ compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of Ultimus’ compensation for the preceding month shall be made promptly.
4. EFFECTIVE DATE.
     This Agreement shall become effective with respect to the Company as of the date first written above (the “Effective Date”).
5. TERM OF THIS AGREEMENT.
     The term of this Agreement shall continue in effect, unless earlier terminated by either party hereto as provided hereunder, for a period of one year. Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods.
     Should the Company desire to move any of its services provided by Ultimus hereunder to a successor service provider prior to the expiration of one year from the Effective Date, Ultimus shall make a good faith effort to facilitate the conversion on such prior date. In connection with the foregoing, should services be converted to a successor service provider, prior to the expiration of one year from the Effective Date, the fees payable to Ultimus shall be the monthly average of the fees paid for the three months prior to receipt of notice of termination multiplied by the number of months remaining under the initial one year term of this Agreement. The payment of all fees to Ultimus as set forth herein shall be accelerated to the business day immediately prior to the conversion of services.

     During the initial one year period under this Agreement, the Company may terminate this Agreement, without penalty, by notice to Ultimus, effective at any time specified therein, in the event that (a) Company ceases to carry on its business and is being liquidated, (b) Company is merged into another management investment company registered under the 1940 Act, or (c) Company alleges “cause” (as defined herein) upon the provision of thirty (30) days’ advance written notice.
     After the initial one year period under this Agreement, this Agreement may be terminated without penalty: (i) by provision of sixty (60) days’ written notice; (ii) by mutual agreement of the parties; or (iii) for “cause” (as defined herein) upon the provision of thirty (30) days’ advance written notice by the party alleging cause.
     For purposes of this Agreement, “cause” shall mean: (i) a material breach of this Agreement that has not been remedied within thirty (30) days following written notice of such breach from the non-breaching party, (ii) a series of negligent acts or omissions or breaches of this Agreement which, in the aggregate, constitute in the reasonable judgment of the Company, a serious failure to perform satisfactorily Ultimus’ obligations hereunder; (iii) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or (iv) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or the modification or alteration of the rights of creditors.
     Notwithstanding the foregoing, after such termination for so long as Ultimus, with the written consent of the Company, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due Ultimus and unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination. Ultimus shall be entitled to collect from the Company, in addition to the compensation described in Schedule A, the amount of all of Ultimus’ cash disbursements for services in connection with Ultimus’ activities in effecting such termination, including without limitation, the delivery to the Company and/or its designees of the Company’s property, records, instruments and documents.
6. STANDARD OF CARE.
     The duties of Ultimus shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Ultimus hereunder. Ultimus shall use its best efforts in the performance of its duties hereunder and act in good faith in performing the services provided for under this Agreement. Ultimus shall be liable for any damages arising directly or indirectly out of Ultimus’ failure to perform its duties under this Agreement to the extent such damages arise directly or indirectly out of Ultimus’ willful misfeasance, bad faith, negligence in the performance of its duties, or reckless disregard of it obligations and duties hereunder. (As used in this Article 6, the term “Ultimus” shall include directors, officers, employees and other agents of Ultimus as well as Ultimus itself.)

     Without limiting the generality of the foregoing or any other provision of this Agreement, (i) Ultimus shall not be liable for losses beyond its reasonable control, provided that Ultimus has acted in accordance with the standard of care set forth above; and (ii) Ultimus shall not be liable for the validity or invalidity or authority or lack thereof of any instruction, notice or other instrument that Ultimus reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Company (other than an employee or other affiliated persons of Ultimus who may otherwise be named as an authorized representative of the Company for certain purposes).
     Ultimus may apply to the Company at any time for instructions and may consult with counsel for the Company or its own counsel and with accountants and other experts with respect to any matter arising in connection with Ultimus’ duties hereunder, and Ultimus shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel, accountants or other experts qualified to render such opinion.
7. INDEMNIFICATION.
     The Company agrees to indemnify and hold harmless Ultimus from and against any and all actions, suits, claims, losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) (collectively, “Losses”) arising directly or indirectly out of any action or omission to act which Ultimus takes (i) at any request or on the direction of or in reliance on the reasonable advice of the Company, (ii) upon any instruction, notice or other instrument that Ultimus reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Company (other than an employee or other affiliated person of Ultimus who may otherwise be named as an authorized representative of the Company for certain purposes) or (iii) on its own initiative, in good faith and in accordance with the standard of care set forth herein, in connection with the performance of its duties or obligations hereunder; provided, however that the Company shall have no obligation to indemnify or reimburse Ultimus under this Article 8 to the extent that Ultimus is entitled to reimbursement or indemnification for such Losses under any liability insurance policy described in this Agreement or otherwise.
     Ultimus shall not be indemnified against or held harmless from any Losses arising directly or indirectly out of Ultimus’ own willful misfeasance, bad faith, negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder. (As used in this Article 7, the term “Ultimus” shall include directors, officers, employees and other agents of Ultimus as well as Ultimus itself.)
     The Company and its officers, employees, shareholders and agents shall not be liable for, and Ultimus shall indemnify and hold harmless from and against, any and all claims made by third parties, including costs, expenses (including reasonable attorney’s fees), losses, damages, charges, payments and liabilities of any sort or kind, which result from a negligent act, or omission to act, or bad faith by Ultimus in the performance of its duties hereunder or the breach by Ultimus of any representation or covenant in this Agreement.
8. RECORD RETENTION AND CONFIDENTIALITY.
     Ultimus shall keep and maintain on behalf of the Company all books and records which the Company and Ultimus is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940

Act, relating to the maintenance of books and records in connection with the services to be provided hereunder. Ultimus further agrees that all such books and records shall be the property of the Company and to make such books and records available for inspection by the Company or by the SEC at reasonable times and otherwise to keep confidential all books and records and other information relative to the Company and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process. If Ultimus is requested or required to disclose any confidential information supplied to it by the Company, Ultimus shall, unless prohibited by law, promptly notify the Company of such request(s) so that the Company may seek an appropriate protective order.
9. FORCE MAJEURE.
     Ultimus assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by events beyond its reasonable control, including acts of civil or military authority, national emergencies, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.
10. RIGHTS OF OWNERSHIP; RETURN OF RECORDS.
     All records and other data except computer programs and procedures developed to perform services required to be provided by Ultimus are the exclusive property of the Company and all such records and data will be furnished to the Company in appropriate form as soon as practicable after termination of this Agreement for any reason. Ultimus may at its option at any time, and shall promptly upon the Company’s demand, turn over to the Company and cease to retain Ultimus’ files, records and documents created and maintained by Ultimus pursuant to this Agreement which are no longer needed by Ultimus in the performance of its services or for its legal protection. If not so turned over to the Company, such documents and records will be retained by Ultimus for six years from the year of creation. At the end of such six-year period, such records and documents will be turned over to the Company unless the Company authorizes in writing the destruction of such records and documents.
11. REPRESENTATIONS OF THE COMPANY.
     The Company certifies to Ultimus that this Agreement has been duly authorized by the Company and, when executed and delivered by the Company, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.
12. REPRESENTATIONS OF ULTIMUS.
     Ultimus represents and warrants that: (1) it will maintain a disaster recovery plan and procedures including provisions for emergency use of electronic data processing equipment, which is reasonable in light of the services to be provided, and it will, at no additional expense to the Company, take reasonable steps to minimize service interruptions ; (2) this Agreement has been duly authorized by Ultimus and, when executed and delivered by Ultimus, will constitute a legal, valid and binding obligation of Ultimus, enforceable against Ultimus in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; (3) this Agreement does not conflict with or violate any agreement to which Ultimus or its representatives is a party;

and (4) it has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.
13. INSURANCE.
     Ultimus shall furnish the Company with pertinent information concerning the professional liability insurance coverage that it maintains. Such information shall include the identity of the insurance carrier(s), coverage levels and deductible amounts. Ultimus shall notify the Company should any of its insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefor. Ultimus shall notify the Company of any material claims against it with respect to services performed under this Agreement, whether or not they may be covered by insurance, and shall notify the Company from time to time as may be appropriate of the total outstanding claims made by Ultimus under its insurance coverage.
14. INFORMATION TO BE FURNISHED BY THE COMPANY.
     The Company has furnished to Ultimus the following:
(a)	Copies of the Articles of Incorporation and of any amendments thereto, certified by the proper official of the state in which such document has been filed.

(b)	Copies of the following documents:
(1)	The Company’s By-Laws and any amendments thereto; and

(2)	Certified copies of resolutions of the Directors covering the approval of this Agreement, authorization of a specified officer of the Company to execute and deliver this Agreement and authorization for specified officers of the Company to instruct Ultimus thereunder.
(c)	A list of all the officers of the Company, together with specimen signatures of those officers who are authorized to instruct Ultimus in all matters.

(d)	Copies of the Prospectus and Statement of Additional Information for the Company
15. AMENDMENTS TO AGREEMENT.
     This Agreement, or any term thereof, may be changed or waived only by written amendment signed by the party against whom enforcement of such change or waiver is sought.
     For special cases, the parties hereto may amend such procedures set forth herein as may be appropriate or practical under the circumstances, and Ultimus may conclusively assume that any special procedure which has been approved by the Company does not conflict with or violate any requirements of its Articles of Incorporation or then current prospectuses, or any rule, regulation or requirement of any regulatory body.
16. COMPLIANCE WITH LAW.
     Except for the obligations of Ultimus otherwise set forth herein, the Company assumes full responsibility for compliance with all applicable requirements of the Securities Act of 1933,

the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction.
17. NOTICES.
     Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following address: if to the Company, at 717 Texas Avenue, Suite 3100, Houston, Texas 77002, Attn: Terry A. Hart; and if to Ultimus, at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246, Attn: Robert G. Dorsey; or at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.
18. ASSIGNMENT.
     This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.
19. GOVERNING LAW.
     This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.
20. MULTIPLE ORIGINALS.
     This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

KAYNE ANDERSON ENERGY DEVELOPMENT COMPANY
By:	/s/ Terry A. Hart
Title: Chief Financial Officer

ULTIMUS FUND SOLUTIONS, LLC
By:	/s/ Robert A. Dorsey
Title: President

SCHEDULE A
TO THE ADMINISTRATION AGREEMENT BETWEEN
KAYNE ANDERSON ENERGY DEVELOPMENT COMPANY
AND
ULTIMUS FUND SOLUTIONS, LLC
FEES
     Pursuant to Article 3, in consideration of services rendered and expenses assumed pursuant to this Agreement, the Company will pay Ultimus on the first business day after the end of each month, or at such time(s) as Ultimus shall request and the parties hereto agree, a fee computed with respect to the Company as follows:

Average Daily Net Assets	Administration Fee
Up to $1 billion	.075%
In excess of $1 billion	.050%
The fee is subject to a monthly minimum of $6,250 ($75,000 annually).